Exhibit 99.1

Kineta Provides Update on its Ongoing Phase 1/2 VISTA-101 Clinical Trial of KVA12123 in Patients with Advanced Solid Tumors

Cleared First Four Monotherapy Doses and Initial Combination Cohort with No Dose Limiting Toxicities at any Dose Level

KVA12123 Monotherapy Demonstrated Dose Proportional Induction of Pro-inflammatory Biomarkers Required for Strong Anti-tumor Activity

Additional Monotherapy Clinical Efficacy Data and Initial Combination Clinical Data Anticipated in Q2 2024

SEATTLE — (January 17, 2024) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today an update on its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123 in patients with advanced solid tumors. KVA12123, Kineta’s novel VISTA blocking immunotherapy, cleared the first four monotherapy dose levels and the first cohort in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab). KVA12123 was well tolerated with no dose limiting toxicities (DLT) or cytokine related adverse events at any dose level. Additionally, KVA12123 demonstrates robust and dose proportional induction of pro-inflammatory biomarkers required for strong anti-tumor activity, demonstrating on target effects of blocking VISTA.

“We are encouraged with the efficacy-related biomarker data that demonstrate on-target activity of KVA12123 in our Phase 1/2 clinical trial. Additionally, the safety profile supports advancing to higher doses in the monotherapy and combination cohorts of the study,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “We believe KVA12123 continues to show its potential as a next-generation immunotherapy that may overcome immunosuppression in the tumor microenvironment. The clinical study is progressing on time, and we anticipate fully enrolling the Phase 1 portion of the trial by April 2024.”

In the VISTA-101 trial (NCT05708950), a total of 18 patients have been dosed with KVA12123. 15 patients with advanced solid tumors were enrolled in the first four monotherapy dose-escalation cohorts, where subjects received either 3, 10, 30 or 100 mg of KVA12123 by intravenous (IV) infusion every two weeks. Additionally, 3 patients were enrolled in the initial combination cohort with 30 mg KVA12123 and 400mg of pembrolizumab. Primary objectives of the Phase 1/2 study are to evaluate the safety and tolerability of KVA12123 and to determine the recommended Phase 2 dose (RP2D). Patients enrolled in the study were heavily pretreated with multiple prior lines of therapy including chemotherapy, radiation, and immunotherapy. Approximately half of the enrolled patients failed prior checkpoint inhibitor therapy. Dosing of the 300 mg monotherapy and 100 mg in combination with pembrolizumab cohorts have been initiated.

Safety Profile

In the first four monotherapy cohorts and initial cohort in combination with pembrolizumab, KVA12123 was well tolerated at all doses and no DLTs were observed. During Phase 1, the study is closely monitoring the proinflammatory IL-6 and TNFα cytokines that are associated with cytokine release syndrome (CRS). No evidence of CRS-associated cytokine induction has been observed at any dose level with KVA12123 in the initial cohorts.

Biomarkers

KVA12123 demonstrated dose proportional induction of pro-inflammatory biomarkers including CXCL10, CCL2, CCL3 and CCL4 that are required for strong anti-tumor activity. Consistent increases in anti-tumor non-classical monocytes, NK cells, helper (CD4+) and cytotoxic (CD8+) T cells in the blood were also observed. These key pro-inflammatory myeloid derived cytokines and chemokines are involved in immune cell activation and recruitment in the tumor microenvironment (TME).

Pharmacokinetics and Receptor Occupancy (RO)

To guide the recommended Phase 2 dose (RP2D) decision, Kineta developed a proprietary assay to evaluate VISTA RO on immune cells from patients in the clinical trial. KVA12123 achieved a greater than 90% VISTA RO at the 30 and 100 mg doses. Furthermore, pharmacokinetic analyses demonstrated a greater than dose-proportional increase in drug exposure across all evaluated doses, consistent with target-mediated drug disposition at lower doses.

“We are pleased to see the compelling safety data of KVA12123 and lack of CRS-associated cytokine induction. The drug has been very well tolerated in patients,” said Thierry Guillaudeux, Ph.D., Chief Scientific Officer of Kineta. “These data are encouraging and consistent with the results from our preclinical models.”

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

KVA12123 is a VISTA blocking immunotherapy in development as a twice weekly monoclonal antibody infusion drug being evaluated in a Phase 1/2 clinical trial for patients with advanced solid tumors. Competitive therapies targeting VISTA have demonstrated either poor monotherapy anti-tumor activity in preclinical models or induction of cytokine release syndrome (CRS) in human clinical trials. Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 demonstrates strong monotherapy tumor growth inhibition in preclinical models without evidence of CRS in clinical trial participants. KVA12123 has been shown to de-risk the VISTA target and provides a novel approach to address immune suppression in the TME with a mechanism of action that is differentiated and complementary with T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

VISTA (V-domain Ig suppressor of T cell activation) is a negative immune checkpoint that suppresses T cell function in a variety of solid tumors. High VISTA expression in tumor correlates with poor survival in cancer patients and has been associated with a lack of response to other immune checkpoint inhibitors. Blocking VISTA induces an efficient polyfunctional immune response to address immunosuppression and drives anti-tumor responses.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offerings completed in April 2023 and October 2023; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023, August 11, 2023 and November 3, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc.:

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

Bruce Mackle

LifeSci Advisors, LLC

bmackle@lifesciadvisors.com

Source: Kineta, Inc.